                                                                    EXHIBIT 12.1

                                  VERTIS, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
             DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

(Dollars in thousands)

                                                 Three Months Ended,
                                                      March 31,                           Years Ended December 31,
                                                ---------------------   ---------------------------------------------------------
                                                   2002        2001       2001         2000       1999        1998        1997
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net Earnings                                    $  (3,547)  $  (1,649)  $ (54,863)  $ (25,212)  $   2,450   $  42,232   $ (46,129)
  Add:
    Provision for taxes                            (2,437)    (32,350)    (21,572)     (6,901)     27,221      33,621      22,011
    Loss from discontinued operations, net                                                          5,803         865      57,889
    Extraordinary losses from early
      extinguishment of debt, net                                                                  19,732                  13,463
    Amortization of previously capitalized
      interest                                        124         106         481         391         276         212         191
    Fixed charges per (B) below                    32,928      39,991     146,652     164,509      82,568      60,464      51,566

  Deduct:
    Interest capitalized during period                171         206         913       1,934       1,354         882       1,463
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------

  Earnings, as adjusted (A)                     $  26,897   $   5,892   $  69,785   $ 130,853   $ 136,696   $ 136,512   $  97,528
                                                =========   =========   =========   =========   =========   =========   =========

Fixed charges:
  Portion of rents representative of an
    interest factor                             $   2,796   $   3,376   $  13,300   $  13,700   $  13,929   $  11,986   $  11,064
  Interest expense on all indebtedness,
    including amortization of debt expense         30,132      36,615     133,352     150,809      68,639      48,478      40,502
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------

Fixed charges for computation
  purposes (B)                                  $  32,928   $  39,991   $ 146,652   $ 164,509   $  82,568   $  60,464   $  51,566
                                                =========   =========   =========   =========   =========   =========   =========

Ratio of earnings to fixed charges  (A)/(B)                                                          1.66        2.26        1.89
                                                =========   =========   =========   =========   =========   =========   =========

Deficiency of earnings available to cover
  fixed charges                                 $  (6,031)  $ (34,099)  $ (76,867)  $ (33,656)  $       -   $       -   $       -
                                                =========   =========   =========   =========   =========   =========   =========